                                                                        SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is made and entered into by Pacific Gas and Electric Company (“PG&E”), PG&E Corporation (the “Parent” or “PG&E Corporation”) (PG&E and PG&E Corporation are collectively referred to as the “PG&E Proponents”), and the Public Utilities Commission of the State of California, as of ___________, 2003 (each of which is individually referred to as a “Party,” and collectively as the “Parties”)

Recitals

A.        On April 6, 2001, PG&E filed a voluntary case under Chapter 11 of the United States Bankruptcy Code, Case No. 01-30923 DM (the “Chapter 11 Case”), pending in the United States Bankruptcy Court for the Northern District of California (the “Court”).

B.         The PG&E Proponents filed a Plan of Reorganization under Chapter 11 of the Bankruptcy Code for Pacific Gas and Electric Company, dated April 19, 2002, as Modified by Modifications Dated July 9, 2002, October 18, 2002, December 13, 2002, December 26, 2002, February 21, 2003, February 24, 2003, and May 22, 2003 (the “PG&E Plan”).

C.        On April 15, 2002, the Commission filed its original plan of reorganization for PG&E.  Subsequently, the Commission and the Official Committee of Unsecured Creditors (the “OCC”) appointed in the Chapter 11 Case filed a Second Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code for Pacific Gas and Electric Company, dated November 6, 2002.  Then, on December 5, 2002, the Commission and the OCC filed their Third Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code for Pacific Gas and Electric Company (the “Commission Plan”).

D.        The Court began trial on the competing plans of reorganization on November 18, 2002.  During the trial on the PG&E Plan, the Court entered an order staying further confirmation and related proceedings for 60 days to facilitate a mandatory settlement process before the Honorable Randall J. Newsome, Bankruptcy Judge.  On April 23, 2003, at the request of Judge Newsome, the Court issued an order staying further confirmation and related proceedings for an additional 30 days.  On June 9, 2003, the Court issued an order staying further confirmation and related proceedings for an additional four days, with a status conference scheduled for June 20, 2003.

E.         Neither PG&E nor PG&E Corporation has declared or paid any dividends to holders of their common stock since October 2000, and are agreeing in this Agreement not to do so before July 1, 2004.  As a result, PG&E’s and PG&E Corporation’s shareholders have foregone and will forego dividends of approximately $1.7 billion.

F.         The Parties desire to settle their differences with respect to the competing plans of reorganization and the other matters specified herein, and to jointly support a plan of reorganization for PG&E (the “Settlement Plan”), all as set forth more specifically below.

G.        In the exercise of its police and regulatory powers, the Commission is entering into this Agreement and shall adopt such decisions and orders as necessary to implement and carry out the provisions of this Agreement, including but not limited to, establishing Retail Electric Rates to provide for payment in full of the Securities and the Regulatory Asset (each as defined below) in accordance with their respective terms.

Statement of Intent

(1)        The Parties recognize that reliable electric and gas service is of the utmost importance to the safety, health, and welfare of California’s citizenry and economy.

(2)        The Parties expect that under the Settlement Plan, Retail Electric Rates (as defined below) will be reduced on January 1, 2004, with further reductions expected thereafter.

(3)        As part of this Agreement, the PG&E Proponents will withdraw the PG&E Plan and no longer propose to disaggregate the historic businesses of PG&E.  Instead, PG&E will remain a vertically-integrated utility subject to the Commission’s jurisdiction to regulate in the public interest.  Subject to the provisions of this Agreement, the Settlement Plan, and the Confirmation Order (as defined below), PG&E shall continue to be regulated by the Commission in accordance with the Commission’s policies and practices and the laws and regulations applicable to similarly situated investor-owned utilities in the State of California.

(4)        The Parties enter into this settlement to enable PG&E to emerge from Chapter 11 and fully resume its traditional role of providing safe and reliable electric and gas service at just and reasonable rates, subject to Commission regulation.

(5)        It is in the public interest to restore PG&E to financial health and to maintain and improve PG&E’s financial health in the future to ensure that PG&E is able to provide safe and reliable electric and gas service to its customers at just and reasonable rates.  The Parties intend that PG&E emerge from Chapter 11 as soon as possible with a company credit rating of Investment Grade and that PG&E’s company credit rating will improve over time.  Investment Grade credit ratings are necessary for PG&E to emerge from Chapter 11 and will directly benefit PG&E’s ratepayers by reducing the cost of the financings (i) required for emergence and (ii) required to fund future operations and capital expenditures.  In order to help accomplish these goals, it is fair and in the public interest to allow PG&E to recover, over a reasonable time, prior uncollected costs and to provide the opportunity for PG&E’s shareholders to earn a reasonable rate of return on PG&E’s utility business, all as described herein.

(6)        Among other things, as part of this Agreement, PG&E will release claims against the Commission that would have been retained by PG&E or its Parent under the PG&E Plan.  In lieu of those claims and the value that PG&E’s shareholders would have received from the transactions provided for under the PG&E Plan, PG&E’s shareholders will receive value over nine years through this Agreement, the Settlement Plan and the Confirmation Order (as defined below), including amortization of the Regulatory Asset as provided for herein.

(7)        The Commission acknowledges and agrees that the benefit of this Agreement to PG&E’s shareholders requires that the Commission provide timely and full recovery of PG&E’s reasonable costs of providing utility service, including return of and return on investment in utility plant and recovery of operating expenses, including power procurement costs, over the full nine-year amortization period of the Regulatory Asset.  The Commission intends to provide PG&E with the opportunity to recover all of its prudently incurred costs as well as a return of and return on its investment in utility plant.  The Commission also intends that any operational mandate it imposes that requires PG&E to expend funds or incur costs, including demand reduction or energy conservation programs, include a timely rate recovery mechanism for the costs of such mandate.

Agreement

In consideration of the respective covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.         Definitions.  When used in this Agreement, the following terms shall have the following meanings:

a.         “96C Bonds” means those certain Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric) 1996 Series C issued by the California Pollution Control Financing Authority in the aggregate principal amount of $200,000,000.

b.         “96E Bonds” means those certain Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric) 1996 Series E issued by the California Pollution Control Financing Authority in the aggregate principal amount of $165,000,000.

c.         “96F Bonds” means those certain Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric) 1996 Series F issued by the California Pollution Control Financing Authority in the aggregate principal amount of $100,000,000.

d.         “97B Bonds” means those certain Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric) 1997 Series B issued by the California Pollution Control Financing Authority in the aggregate principal amount of $148,550,000.

e.         “Administrative Expense Claim” means a Claim against PG&E constituting a cost or expense of administration of the Chapter 11 Case under sections 503(b) and 507(a)(1) of the Bankruptcy Code, and any fees or charges assessed against the estate of PG&E under section 1930 of chapter 123 of title 28 of the United States Code.

f.          “Agreement” has the meaning set forth in the introduction.

g.         “ATCP Application” means PG&E’s Annual Transition Cost Proceeding, Application No. 01-09-003, presently pending before the Commission.

h.         “Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in San Francisco, California, or New York, New York, are required or authorized to close by law or executive order.

i.          “Carizzo Plains” has the meaning set forth in Paragraph 17.

j.          “Cash” means legal tender of the United States.

k.         “Cause of Action” means, without limitation, any and all actions, causes of action, liabilities, obligations, rights, suits, damages, judgments, claims and demands whatsoever, whether known or unknown, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to April 6, 2001 or during the course of the Chapter 11 Case, including through the Effective Date.

l.          “Chapter 11 Case” has the meaning set forth in Recital A.

m.        “Commission” means the California Public Utilities Commission, or any successor agency, and the commissioners thereof in their official capacities and their respective successors.

n.         “Commission-DWR Rate Agreement” means the agreement dated March 8, 2002, between the Commission and DWR relating to the establishment of DWR’s revenue requirements and charges in connection with power sold by DWR under Division 27, commencing with section 80000, of the California Water Code.

o.         “Commission Plan” has the meaning set forth in Recital C.

p.         “Confirmation Order” means the order of the Court confirming the Settlement Plan pursuant to section 1129 of the Bankruptcy Code.

q.         “Court” has the meaning set forth in Recital A.

r.          “DWR” means the California Department of Water Resources.

s.          “DWR Contracts” means the contracts entered into by DWR for the purchase of electric power and associated goods and services pursuant to California Assembly Bill No. 1X, signed into law by the Governor on February 1, 2001.

t.          “Effective Date” means the date designated in the Settlement Plan as the Effective Date.

u.         “ESP” means energy service provider.

v.         “FERC” means the United States Federal Energy Regulatory Commission.

w.        “Fixed Transition Amount” has the meaning set forth in section 840(d) of the Public Utilities Code.

x.         “Forecast Average Equity Ratio” means the proportion of equity in the forecast of PG&E’s average capital structure for calendar year 2004 and 2005 to be filed by PG&E in its 2003 cost of capital proceeding, Application No. 02-05-022, and its 2005 cost of capital proceeding, respectively, or such other CPUC proceedings as may be appropriate.

y.         “Headroom” means PG&E’s total net after-tax income reported under Generally Accepted Accounting Principles, less earnings from operations, plus after-tax amounts accrued for bankruptcy-related administration and bankruptcy-related interest costs, all multiplied by 1.67, provided that the calculation will reflect the outcome of PG&E’s 2003 general rate case (A.02-09-005 and A.02-11-067).

z.          “Investment Grade” means credit ratings from both S&P of BBB- or better and Moody’s of Baa3 or better.

aa.        “Land Conservation Commitment” has the meaning set forth in Paragraph 17a.

bb.       “Letter of Credit Backed PC Bonds” means, collectively, any series of 96C Bonds, 96E Bonds, 96F Bonds and/or 97B Bonds that are outstanding as of the Effective Date.

cc.        “Long-Term Notes” means the long-term notes proposed to be issued to creditors pursuant to the PG&E Plan.

dd.       “MBIA Insured PC Bonds” means those certain Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1996 Series A issued by the California Pollution Control Financing Authority in the aggregate principal amount of $200,000,000.

ee.        “Moody’s” means Moody’s Investor’s Service Inc.

ff.         “NRC” means the United States Nuclear Regulatory Commission.

gg.        “OCC” has the meaning set forth in Recital C.

hh.        “Parent” has the meaning set forth in the introduction.

ii.          “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

jj.         “PG&E Plan” has the meaning set forth in Recital B.

kk.       “Preferred Stock” means the issued and outstanding shares of PG&E’s First Preferred Stock, par value $25.00 per share.  PG&E’s First Preferred Stock comprises:  (a) 6% Non-Redeemable First Preferred; (b) 5.5% Non-Redeemable First Preferred; (c) 5% Non-Redeemable First Preferred; (d) 5% Redeemable First Preferred Series D; (e) 5% Redeemable First Preferred Series E; (f) 4.80% Redeemable First Preferred; (g) 4.50% Redeemable First Preferred; (h) 4.36% Redeemable First Preferred; (i) 6.57% Redeemable First Preferred; (j) 7.04% Redeemable First Preferred; and (k) 6.30% Redeemable First Preferred.

ll.          “QFs” means qualifying facilities operating pursuant to the Public Utility Regulatory Policies Act of 1978 and related regulations enacted thereunder.

mm.      “Rate Recovery Litigation” means Pacific Gas & Electric Company, Plaintiff, v. Loretta M. Lynch, et al., Defendants, Case No. C-01-3023-VRW, filed in the United States District Court for the Northern District of California, and all appellate proceedings arising therefrom.

nn.        “Rate Reduction Bonds” has the meaning set forth in section 840(e) of the Public Utilities Code.

oo.       “Regulatory Asset” has the meaning set forth in Paragraph 2.

pp.       “Retail Electric Rates” means any and all charges authorized by the Commission to be collected from PG&E’s retail electric customers.

qq.       “ROE” has the meaning set forth in Paragraph 2b.

rr.         “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

ss.        “SEC” means the United States Securities and Exchange Commission.

tt.         “Securities” means the debt and Preferred Stock to be issued or reinstated by PG&E, as the case may be, in accordance with the Settlement Plan, from time to time, including any and all interest thereon or associated costs as provided under such debt or Preferred Stock instruments, agreements or certificates.

uu.        “Settlement Plan” has the meaning set forth in Recital E.

vv.        “State” means the State of California.

ww.      “Tax Tracking Account” has the meaning set forth in Paragraph 2c.

xx.        “TCBA” means Transition Cost Balancing Account.

yy.        “URG” means utility retained generation.

zz.        “URG Rate Base” means the rate base amounts set forth in PG&E Advice Letter 2233-E implementing Commission Decision (D.) No. 02-04-016.

aaa.      “Watershed Lands” has the meaning set forth in Paragraph 17.

2.         Regulatory Asset.  The Commission shall establish a regulatory asset of Two Billion Two Hundred and Ten Million Dollars ($2,210,000,000) as a new, separate and additional part of PG&E’s rate base (the “Regulatory Asset”).

a.         The Regulatory Asset shall be amortized in PG&E’s Retail Electric Rates on a “mortgage-style” basis over nine years starting on January 1, 2004.  The details and mechanics of the amortization and earnings of the Regulatory Asset shall be as set forth in Appendix A, Technical Appendix, jointly prepared by the Commission and PG&E.

b.         The Regulatory Asset shall earn PG&E’s authorized return on equity (“ROE”) on the equity component of PG&E’s capital structure as set in PG&E’s annual cost of capital proceedings, provided that the ROE on the Regulatory Asset shall be no less than 11.22 percent per year for the life of the Regulatory Asset and that, once the equity component of PG&E’s capital structure reaches 52 percent, the authorized equity component for the Regulatory Asset shall be no less than 52 percent for the life of the Regulatory Asset.

c.         The Commission will use its usual methodology for tax-effecting the ROE component for purposes of setting PG&E’s revenue requirements associated with the unamortized portion of the Regulatory Asset.  The Commission will apply the same method of tax-effecting to the scheduled amortization of the Regulatory Asset.  The Commission shall authorize PG&E to establish a Tax Tracking Account to be used as follows:  In the event that it is finally determined that PG&E is required to pay income taxes on the Regulatory Asset any earlier than the Regulatory Asset is amortized pursuant to Paragraph 2a, PG&E shall record in the Tax Tracking Account the difference between (1) the taxes incurred on account of the Regulatory Asset plus any interest imposed by the federal or state taxing authorities with respect to such earlier recognition of taxable income and (2) the taxes that would have been incurred on account of the Regulatory Asset had it been subject to tax as it was amortized pursuant to Paragraph 2a.  The Tax Tracking Account shall earn PG&E’s authorized rate of return in accordance with the provisions of Paragraph 2b.  PG&E shall amortize the Tax Tracking Account in Retail Electric rates over the greater of the remaining life of the Regulatory Asset or five years.

d.         PG&E shall continue to cooperate with the Commission and the State in seeking refunds from generators and other energy suppliers.  The net after-tax amount of any refunds, claim offsets or other credits from generators or other energy suppliers relating to PG&E’s PX, ISO, QF or ESP costs that PG&E actually realizes in Cash or by offset of creditor claims in the Chapter 11 Case shall be applied by PG&E to reduce the outstanding balance of the Regulatory Asset dollar for dollar.  To the extent that any consideration actually received by PG&E in Cash under the Master Settlement Agreement that resolves the litigation in Public Utilities Commission of California v. El Paso Natural Gas Co., et al., FERC Docket No. RP00-241-000, et al., and related litigation in state and federal courts, is in settlement of damages claimed by PG&E that caused PG&E to incur high costs of electricity from March 1, 2000 to date, PG&E shall apply the net after-tax amount of such consideration to reduce the outstanding balance of the Regulatory Asset dollar for dollar, provided that such a reduction is consistent with the rules or orders adopted by the Commission concerning the consideration paid by El Paso under the Master Settlement Agreement.  These reductions shall reduce the remaining amortization of the Regulatory Asset, as set forth in Appendix A, Technical Appendix.

e.         Balances in PG&E’s TCBA, determined in accordance with Commission Decision No. 01-03-082,  as of January 1, 2004 shall have no further impact on PG&E’s Retail Electric Rates and shall be subject to no further review by the Commission except for verification of recorded balances, and PG&E’s current Retail Electric Rates will be replaced by the Retail Electric Rates resulting from this Agreement, the Settlement Plan and the Confirmation Order as of January 1, 2004.  This is not intended to affect PG&E’s pending application (Application No. 00-07-013) to recover electric restructuring costs booked into the Electric Restructuring Cost Account pursuant to Public Utilities Code section 376 or to otherwise affect recovery of QF and other nonbypassable costs going forward.

f.          The Commission agrees that PG&E should receive the benefit of this Agreement over the entire life of the Regulatory Asset.  To ensure this, the Commission agrees that the URG Rate Base for PG&E already established by the Commission in D.02-04-016 shall be deemed just and reasonable and not subject to modification, adjustment or reduction, except as necessary to reflect capital expenditures and any change in authorized depreciation.  (This shall not preclude the Commission from determining the reasonableness of any capital expenditures made on URG after the Effective Date.)  The Commission further agrees that it shall not in any way reduce or impair the value of the Regulatory Asset or the URG Rate Base by taking the Regulatory Asset or the URG Rate Base, their amortization or earnings into account when setting other revenue requirements and resulting rates for PG&E.  Nor shall the Commission take this Agreement or the Regulatory Asset into account in establishing PG&E’s authorized ROE or capital structure.

g.         The Commission recognizes that the establishment, maintenance and improvement of Investment Grade company credit ratings is vital for PG&E to be able to continue to provide safe and reliable service to its customers.  The Commission further recognizes that the establishment, maintenance and improvement of PG&E’s Investment Grade company credit ratings directly benefits PG&E’s ratepayers by reducing PG&E’s immediate and future borrowing costs, which, in turn, will allow PG&E to finance its operations and make capital expenditures on its distribution, transmission, and generation assets at lower cost to its ratepayers.  In furtherance of these objectives, the Commission agrees to act to facilitate and maintain Investment Grade company credit ratings for PG&E.

h.         As part of ensuring that PG&E has the opportunity to recover all its prudently incurred costs of providing service, including return of and return on utility investment, the Commission agrees that it shall timely act upon PG&E’s applications to collect in rates its prudently incurred costs (including return of and return on) of any new, reasonable investment in utility plant and assets.

i.          The Commission shall promptly adjust PG&E’s rates consistent with AB 57/SB 1976 and the Commission-DWR Rate Agreement to ensure that PG&E’s collection of the following is not impaired:  (1) Fixed Transition Amount to service existing Rate Reduction Bonds; (2) Regulatory Asset amortization and return; and (3) base revenue requirements (e.g., electric and gas distribution, URG, gas commodity procurement, existing QF contract costs and associated return).

j.          The Commission agrees that, in the absence of compelling evidence to the contrary, PG&E’s expected regulatory outcomes and financial performance should be similar to those of the other investor-owned energy utilities in California under similar circumstances.  In furtherance of the foregoing, the Commission shall not discriminate against PG&E by reason of the Chapter 11 Case, the Rate Recovery Litigation, this Agreement, the Regulatory Asset or any other matters addressed or resolved herein.

3.         Ratemaking Matters.

a.         The Commission agrees to maintain PG&E’s Retail Electric Rates at current levels through December 31, 2003.  As of January 1, 2004, the Commission may adjust PG&E’s Retail Electric Rates prospectively consistent with this Agreement, the Settlement Plan, the Confirmation Order and California law.

b.         The Commission shall set PG&E’s capital structure and authorized ROE in PG&E’s annual cost of capital proceedings in its usual manner; ðprovided that, from January 1, 2004 until either S&P confers on PG&E a company credit rating of at least “A-” or Moody’s confers on PG&E a company credit rating of at least “A3,” the authorized ROE shall be no less than 11.22 percent per year and the authorized equity ratio for ratemaking purposes shall be no less than 52 percent, except for a transition period as provided below.  The Commission recognizes that, at the Effective Date, PG&E’s capital structure will likely not contain 52 percent equity.  Accordingly, for 2004 and 2005, the authorized equity ratio shall equal the Forecast Average Equity Ratio, but in no event shall it be less than 48.6 percent.  Notwithstanding the provisions of Paragraph 6, PG&E agrees not to pay any dividend on common stock before July 1, 2004.

c.         Nothing in this Agreement shall be construed to create a rate freeze or rate cap for PG&E’s electric or gas business.

4.         Implementation of Ratemaking.  To ensure that all conditions to the Effective Date are met as soon as possible following issuance of the Confirmation Order, as soon as practicable after the Commission decision approving this Agreement, PG&E shall file an advice letter to implement all the rate and tariff changes necessary to implement the Settlement Plan.  The Commission shall act promptly on the advice filing and revised rates and tariffs.  The Commission shall also review and issue a decision promptly on the merits of any application for rehearing of the approval of the advice filing.

5.         Timely Decisions on Ratemaking Matters.  The Commission and PG&E agree that timely applications by PG&E and timely action by the Commission on such applications are essential to the achievement of the objectives of this settlement.  The Commission agrees that it will promptly act on the pending PG&E ratemaking proceedings listed in Appendix B hereto.

6.         Dividend Payments and Stock Repurchases.  The Parties acknowledge that, for the Parent, as PG&E’s shareholder, to receive the benefit of this Agreement, both PG&E and its Parent must be able to pay dividends and repurchase common stock when appropriate.  Accordingly, the Parties agree that, other than the capital structure and stand-alone dividend conditions contained in the PG&E holding company decisions (D.96-11-017 and D.99-04-068), the Commission shall not restrict the ability of the boards of directors of either PG&E or PG&E Corporation to declare and pay dividends or repurchase common stock.

7.         DWR Contracts.  If the Commission desires it, PG&E agrees to accept an assignment of or to assume legal and financial responsibility for the DWR Contracts, provided that (a) PG&E’s company credit rating, after giving effect to such assignment or assumption, shall be no less than “A” from S&P and “A2” from Moody’s; (b) the Commission shall first have made a finding that, for purposes of assignment or assumption, the DWR Contracts to be assigned or assumed are just and reasonable; and (c) the Commission shall have acted to ensure that PG&E will receive full and timely recovery in its Retail Electric Rates of all costs of such DWR Contracts over their life without further review.  The Commission agrees not to require PG&E to assume or accept an assignment of legal or financial responsibility for the DWR Contracts unless conditions (a), (b) and (c) are all met.  Nothing in this paragraph shall be construed to limit the discretion of the Commission to review the prudence of PG&E’s administration and dispatch of the DWR Contracts, consistent with applicable law.

8.         Headroom Revenues.

a.         The Commission acknowledges and agrees that the Headroom, surcharge, and base revenues accrued or collected by PG&E through and including December 31, 2003 are property of PG&E’s Chapter 11 estate, have been or will be used for utility purposes, including to pay creditors in the Chapter 11 Case, have been included in PG&E’s Retail Electric Rates consistent with state and federal law, and are not subject to refund.

b.         The Headroom revenues accrued by PG&E during calendar year 2003 shall not exceed $875 million and shall not be less than $775 million, both on a pre-tax basis.  If the amount of Headroom PG&E accrues in 2003 is greater or less than these amounts, the Commission shall take such action in 2004 as is necessary to require PG&E to refund any Headroom accrued in excess of $875 million or, if the accrued Headroom is less than $775 million, to allow PG&E to collect in rates the difference between the Headroom accrued and $775 million.

9.         Dismissal of the Rate Recovery and Other Litigation.  On or as soon as practicable after the later of the Effective Date or the date on which the Commission approval of this Agreement is no longer subject to appeal, PG&E shall dismiss with prejudice the Rate Recovery Litigation, foregoing any recovery from ratepayers of costs sought in such litigation not otherwise provided for in this Agreement and the Settlement Plan; withdraw the PG&E Plan; dismiss other pending proceedings, as specified herein; and provide the other consideration described herein.  In exchange, on or before January 1, 2004, the Commission shall establish and authorize the collection of the Regulatory Asset and the URG Rate Base, and on or as soon as practicable after the Effective Date, the Commission shall resolve Phase 2 of the presently pending ATCP Application with no adverse impact on PG&E’s cost recovery as filed, and provide the other consideration described herein.  PG&E’s motion to dismiss the Rate Recovery Litigation shall be in form and substance satisfactory to the Commission.

10.       Dismissal of Other Proceedings.  On or as soon as practicable after the later of the Effective Date or the date on which the Commission approval of this Agreement is no longer subject to appeal, PG&E and PG&E Corporation, on the one hand, and the Commission, on the other, will execute full mutual releases and dismissals with prejudice of all claims, actions or regulatory proceedings arising out of or related in any way to the energy crisis or the implementation of A.B. 1890 listed on Appendix C hereto.  All such releases and dismissals with prejudice shall be in form and substance satisfactory to PG&E, PG&E Corporation and the Commission.

11.       Withdrawal of Certain Applications.

a.         Promptly upon the Effective Date, PG&E shall withdraw all of its applications previously filed with the FERC, the NRC, the SEC and elsewhere in connection with the PG&E Plan.  A full and complete list of such applications is set forth in Appendix D hereto.  Upon execution of this Agreement, PG&E and PG&E Corporation shall move to obtain or otherwise request a stay of all actions before the FERC, NRC, SEC or a similar agency initiated by PG&E and/or PG&E Corporation to implement the PG&E Plan.  In addition, upon execution of this Agreement by all Parties, PG&E and PG&E Corporation shall suspend all actions to obtain or transfer licenses, permits and franchises to implement the PG&E Plan.  On the Effective Date or as soon thereafter as practicable, PG&E and PG&E Corporation shall withdraw or abandon all such applications for licenses, permits and franchises.

b.         In addition to withdrawing its pending applications at FERC, PG&E and PG&E Corporation agree that, for the life of the Regulatory Asset, neither they nor any of their affiliates or subsidiaries will make any filing under Sections 4, 5 or 7 of the Natural Gas Act to transfer ownership of or ratemaking jurisdiction over PG&E’s intrastate natural gas pipeline and storage facilities, and to keep such natural gas pipeline and storage facilities subject to the regulation of the Commission.  In addition, PG&E and PG&E Corporation agree that the Commission has jurisdiction under existing Public Utilities Code section 851 to review and approve any proposal by PG&E to dispose of property necessary or useful in the performance of PG&E’s duties to the public.

12.                   Interest Rate Hedging.  In order to take advantage of the current favorable interest-rate climate, the Commission agrees that the actual reasonable cost of PG&E’s interest rate hedging activities with respect to the financing necessary for the Settlement Plan shall be reflected and recoverable in PG&E’s retail gas and electric rates without further review.

13.                   Financing.

a.         It is anticipated that all of PG&E’s existing trade and financial debt, except for the MBIA Insured PC Bonds and the Letter of Credit Backed PC Bonds, shall be paid in Cash under the Settlement Plan.  It is further anticipated that the MBIA Insured PC Bonds, the Letter of Credit Backed PC Bonds and the Preferred Stock shall be reinstated under the Settlement Plan.  The Settlement Plan will detail the proposed financing and creditor treatment.

b.         The financing of the Settlement Plan shall not include any new preferred or common stock.

c.         All financing shall be arranged and placed by a financing team led by PG&E that includes representatives of the Commission and PG&E and shall be duly authorized by the Commission and subject to the authority and duty of the boards of directors of PG&E and PG&E Corporation to approve such financing.  The financing shall be designed and accomplished so as to minimize the cost to ratepayers consistent with achieving an appropriate and financially flexible capital structure.

d.         In consideration for the agreement by UBS Warburg LLC and Lehman Brothers each to (i) limit its consummation and/or advisory fee to $20 million (in the case of Lehman Brothers inclusive of advisory fees already paid by PG&E Corporation and further subject to the crediting provisions contained in Lehman Brothers’ engagement letter, and, in the case of UBS Warburg LLC, in lieu of the full consummation fee calculated pursuant to section 2(d) of UBS Warburg LLC’s engagement letter with the Commission and the OCC), which shall be payable on the Effective Date, and (ii) jointly provide the bank facilities determined by PG&E to be necessary under the Settlement Plan (subject to negotiation of satisfactory terms and conditions), PG&E agrees to name UBS Warburg LLC and Lehman Brothers as exclusive book runners, lead managers and hedging providers of all financings pursuant to the Settlement Plan with equal economics for 80 percent of the aggregate of total fees and commissions payable on such financings, and otherwise on customary terms as agreed among them.  To the extent that PG&E adds co-managers, the Commission shall have the right to appoint one additional co-manager at the highest level of economics available to co-managers.

e.         All documents used or prepared by PG&E in connection with the financing, including prospectuses, indentures and notes, shall be in form and substance reasonably satisfactory to the Commission.

f.          The cost of the financing, including principal, interest, any fees or discounts payable to investment bankers, capital markets arrangers or book runners, including the fees to be paid to UBS Warburg LLC and Lehman Brothers pursuant to Paragraph 13d, as well as any past or future call premiums on reacquired debt, shall be fully recoverable as part of the cost of debt to be collected in PG&E’s retail gas and electric rates without further review.

14.                   Treatment of Creditors.  The treatment of creditors under the Settlement Plan will be consistent with that provided in the PG&E Plan, except that those creditors that were to receive Long-Term Notes or a combination of Cash and Long-Term Notes will be paid entirely in Cash.

15.                   Fees and Expenses.  As of the Confirmation Date, and pursuant to the Settlement Plan and the Confirmation Order, PG&E shall reimburse PG&E Corporation and the Commission for all of their respective professional fees and expenses incurred in connection with the Chapter 11 Case (such fees and expenses of the Commission to include those of Paul, Weiss, Rifkind, Wharton & Garrison LLP, UBS Warburg LLC and Chanin Capital Partners), without the need for any application under Section 330 or 503(b) of the Bankruptcy Code.  If it is determined by court order that such an application is required for all or any part of such fees and expenses, then the Parties shall support such application in a written pleading to be filed with the Court and such fees and expenses shall be allowed and treated as an Administrative Expense Claim under the Settlement Plan in the amount approved by the Court.  The Commission shall authorize PG&E to recover the amounts so paid or reimbursed to the Commission in retail rates over a reasonable period of time, not to exceed four years.  PG&E shall not recover any portion of the amounts so paid or reimbursed to PG&E Corporation in retail rates; rather, such costs shall be borne solely by shareholders through a reduction in retained earnings.

16.                   Conditions Precedent to Effective Date.  Among other conditions to be contained in the Settlement Plan, the following shall be conditions precedent to the Effective Date:

a.         S&P and Moody’s shall have issued Investment Grade company credit ratings for PG&E.

b.         The Commission shall have given final, nonappealable approval for all rates, tariffs and agreements necessary to implement the Settlement Plan.  The PG&E Proponents shall have the right to waive this provision with respect to any appeal from the Commission’s approvals.

17.                   Preservation and Environmental Enhancement of PG&E Land.  PG&E owns approximately 140,000 acres of watershed lands (“Watershed Lands”) associated with its hydroelectric generating system and the approximately 655 acre Carizzo Plains property in San Luis Obispo County (“Carizzo Plains”).  Of the Watershed Lands, approximately 95,000 acres are lands that are either included in the project boundaries, contain essential project elements related to the operations of the hydro facilities, or are part of legal parcels that contain major FERC project facilities. The remaining 44,000 acres are lands completely outside the FERC project boundaries and do not contain FERC project features.  The Watershed Lands and Carizzo Plains are worth an estimated $300 million.

a.         PG&E agrees to the Land Conservation Commitment set forth in Appendix E hereto, by which the Watershed Lands and Carizzo Plains will be subject to conservation easements or donated in fee simple to public agencies or non-profit conservation organizations.

b.         On the Effective Date or as soon thereafter as practicable, PG&E shall establish PG&E Environmental Enhancement Corporation, a California non-profit corporation, to oversee the Land Conservation Commitment and to carry out environmental enhancement activities.  The governing board of PG&E Environmental Enhancement Corporation will consist of one representative each from PG&E, the Commission, the California Department of Fish and Game, the State Water Resources Control Board, the California Farm Bureau Federation, and three public members to be named by the Commission.

c.         PG&E shall fund PG&E Environmental Enhancement Corporation with $70 million in Cash to cover administrative expenses and the costs of environmental enhancements to the Watershed Lands and Carizzo Plains, provided that no such enhancement may at any time interfere with PG&E’s hydroelectric operations, maintenance or capital improvements.  The funds will be paid in equal installments over ten years on the Effective Date and on January 2 of each year thereafter.  The Commission shall authorize PG&E to recover these payments in retail rates without further review.

18.                   Clean Energy Technology Commitment.

a.         On the Effective Date or as soon thereafter as practicable, PG&E shall establish a new, California non-profit corporation dedicated to supporting research and investment in clean energy technologies primarily in PG&E’s service territory.  The non-profit corporation will be governed by a board consisting of nine members, three each appointed by the Commission and PG&E, and the remaining three to be selected jointly by the Commission appointees and the PG&E appointees.

b.         PG&E shall fund the non-profit corporation with $15 million in Cash paid over five years, as follows:  $1 million in the first year, $2 million in the second year, $3 million in the third year, $4 million in the fourth year, and $5 million in the fifth year, each amount payable on January 2 of each year after the Effective Date.  The Commission shall not include any portion of this funding in PG&E’s retail rates.

c.         PG&E and the Commission shall work together to attract additional funding for the non-profit corporation.

19.                   Cooperation.    The Parties will cooperate fully and in good faith to obtain timely confirmation of the Settlement Plan and to effectuate the transactions contemplated by this Agreement and the Settlement Plan.  The Parties will support this Agreement, the Settlement Plan, and the Confirmation Order in all judicial, administrative and legislative forums.  PG&E, PG&E Corporation and the Commission will cooperate in all presentations to credit rating agencies in connection with the consummation of the Settlement Plan.

20.                   Waiver of Sovereign Immunity.  In connection with any action or proceeding concerning the enforcement of this Agreement, the Settlement Plan or the Confirmation Order or other determination of the Parties’ rights under this Agreement, the Settlement Plan or the Confirmation Order, the Commission hereby knowingly and expressly waives all existing and future rights of sovereign immunity, and all other similar immunities, as a defense.  Accordingly, the Commission hereby consents to the jurisdiction of any court or other tribunal or forum for such actions or proceedings including, but not limited to, the Court.  This waiver is irrevocable and applies to the jurisdiction of any court, legal process, suit, judgment, attachment in aid of execution of a judgment, attachment prior to judgment, set-off or any other legal process with respect to the enforcement of this Agreement, the Settlement Plan or the Confirmation Order or other determination of the Parties’ rights under this Agreement, the Settlement Plan or Confirmation Order.  It is the intention of this Agreement that neither the Commission nor any other California entity acting on the Commission’s behalf may assert immunity in an action or proceeding, as discussed herein, concerning the Parties’ rights under this Agreement, the Settlement Plan or the Confirmation Order.

21.                   Validity and Binding Effect.  The Parties agree not to contest the validity and enforceability of this Agreement, the Settlement Plan or any order entered by the Court contemplated by or required to implement this Agreement and the Settlement Plan.  This Agreement, the Settlement Plan and any such orders are intended to be enforceable under federal law, notwithstanding any contrary state law.  This Agreement and the Settlement Plan, upon becoming effective, and the orders to be entered by the Court as contemplated hereby and under the Settlement Plan, shall be irrevocable and binding upon the Parties and their successors and assigns, notwithstanding any future decisions and orders of the Commission.

22.                   Enforcement.  The Parties agree that the Court shall retain jurisdiction over the Parties for all purposes relating to enforcement of this Agreement, the Settlement Plan and the Confirmation Order.

23.                   Specific Performance.  It is understood and agreed by each of the Parties hereto that money damages would not be a sufficient remedy for any material breach of any provision of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, without the necessity of securing or posting a bond or other security in connection with such remedy.

24.                   Releases.  The “Releases by Debtor” provided for in the Settlement Plan shall include PG&E Corporation, its present and former officers, directors, management, and professionals; the present or former members of the OCC, the present or former officers and directors and management of any present or former member of the OCC; and the Commission, its present and former commissioners and employees, as well as the advisors, consultants and professionals of or to the OCC, the members of the OCC, and the Commission, in each case in their respective capacities as such.

25.                   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

26.                   Captions and Paragraph Headings.  Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

27.                   Entire Agreement.  This Agreement, together with the Settlement Plan and the Confirmation Order, contains the entire understanding of the Parties concerning the subject matter of this Agreement and, except as expressly provided for herein, supersedes all prior understandings and agreements, whether oral or written, among them with respect to the subject matter hereof and thereof.  There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the Parties hereto relating to the subject matter of this Agreement and such other documents and instruments which are not fully expressed herein or therein.  This Agreement may be amended or modified only by an agreement in writing signed by each of the Parties hereto which is filed with and, if necessary, approved by, the Court.

28.                   Time of Essence.  Time is hereby expressly made of the essence with respect to each and every term and provision of this Agreement upon its effectiveness.  The Parties acknowledge that each will be relying upon the timely performance by the others of their obligations hereunder as a material inducement to each Party’s execution and approval of this Agreement.

29.                   No Third Party Beneficiaries.  Except as may be specifically set forth in this Agreement or the Settlement Plan, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor give any third Persons any right of subrogation or action against any Party.

30.                   Authority; Enforceability.  Each Party represents and warrants to the others that this Agreement has been duly authorized by all action required of such Party to be bound thereby, and that this Agreement, when effective, constitutes valid, binding and enforceable obligations of such Party.

31.                   Waiver of Compliance.  To the extent permitted by applicable law, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition set forth herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith.  The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

32.                   California Law.  This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of California, without giving effect to the conflict of law principles thereof, except that this Agreement, the Settlement Plan and any orders of the Court (including the Confirmation Order) are intended to be enforceable under federal law, notwithstanding any contrary state law.

33.                   Admissions.  This Agreement is a compromise believed by the Parties to be in the best interests of all concerned parties.  Nothing in this Agreement shall be construed or deemed to be an admission by any of the Parties of any liability or any material fact in connection with any other litigation or proceeding.

34.                   Confirmation Order.  The Confirmation Order shall, among other things, order the Parties to perform under and in accordance with this Agreement and the Settlement Plan.  The Confirmation Order shall be in form and substance satisfactory to each of the Parties.

35.                   Plan Documents.  This Agreement is expressly conditioned on the preparation and approval by the Court of the Settlement Plan, the disclosure statement for the Settlement Plan, and the Confirmation Order, each of which shall be in form and substance reasonably satisfactory to each of the Parties.

36.                   Termination.  This Agreement shall terminate at the end of nine (9) years from the Effective Date, provided that all rights of the Parties under this Agreement that vest on or prior to such termination, including any rights arising from any default under this Agreement, shall survive such termination for the purpose of enforcing such vested rights.

37.                   Conditions Precedent to Effectiveness.  This Agreement shall only be binding upon the Parties and their respective successors and assigns and enforceable in accordance with its terms upon:  (1) approval by the boards of directors of PG&E and PG&E Corporation, (2) approval by the Commission, and (3) execution of this Agreement by all Parties on or before December 31, 2003.

__________________, 2003	CALIFORNIA PUBLIC UTILITIES COMMISSION By_________________________________________ Its_________________________________________
__________________, 2003	PACIFIC GAS AND ELECTRIC COMPANY By_________________________________________ Its_________________________________________
_________________, 2003	PG&E CORPORATION By_________________________________________ Its_________________________________________

                                                                                           APPENDIX A
                                                                                  TECHNICAL APPENDIX

Appendix A: Technical Appendix
A. Methodology for Calculating Regulatory Asset Amortization

The amount of the amortization of the Regulatory Asset principal to be included annually in PG&E's revenue requirement shall be calculated each year according to the following formula:

Annual Principal Amortization =	[	P * r			]
		[ 1 -	1	]		-	(Pa * r)
			(1 + r)[n]

where:
"P" is defined as the total Regulatory Asset principal, as specified in the Settlement Agreement;
"r" is defined as the estimated tax-effected return on rate base, as more fully described below;
"n" is defined as the period of amortization in years, as specified in the Settlement Agreement;
and "Pa" is defined as the principal remaining at the beginning of the year under consideration.

B. Estimated Tax-Effected Return on Rate Base

The tax-effected return on rate base used in the above formula shall reflect an estimate of the cost of PG&E's capital structure. The following example uses its approximate assumed capital ratios over the life of the regulatory asset, as detailed below:

			Capital			Nominal Cost		Tax-Effected	Weighted
			Ratio (%)			(%)		Cost (%) [1]	Cost (%)
Common Equity			52.0				11.220	18.937	9.847
Preferred Securities			2.0				6.500	10.970	0.219
Debt			46.0				6.616	6.616	3.043
Tax-Effected Return on Rate Base									13.110

NOTE
1 Assumes total state and federal income tax rate of 40.75%.

The actual authorized pre-tax cost of capital shall be used to determine the annual return and amortization components of the regulatory asset, subject to the requirements set forth in paragraph 2(b) of the Settlement Agreement.

C. Example Amortization Schedule for Regulatory Asset

Applying the foregoing formula to the Regulatory Asset of $2,210 million, to be amortized over nine years, as initially specified in the Settlement Agreement, the schedule for principal amortization is as follows:

P =		2,210.0 million
r =		13.110%
n =		9 years

(Figures in millions of dollars)							2004	2005	2006	2007	2008	2009	2010	2011	2012
Principal Balance, Beginning of Period							2,210.0	2,067.3	1,905.9	1,723.3	1,516.9	1,283.3	1,019.1	720.3	382.3
(Principal Amortization)							(142.7)	(161.4)	(182.6)	(206.5)	(233.6)	(264.2)	(298.8)	(338.0)	(382.3)
Principal Balance, End of Period							2,067.3	1,905.9	1,723.3	1,516.9	1,283.3	1,019.1	720.3	382.3	(0.0)

D. Effect of a Reduction in the Regulatory Asset

If, pursuant to the Settlement Agreement, the outstanding balance of the Regulatory
Asset is reduced, then the amortization schedule for the remainder of the
Regulatory Asset shall be recalculated for the current year and each of the successive years using the method described in Sections A through C above. For purposes of the formula in
Section A above, the term "n" shall refer to the number of remaining years of amortization and the term "P" shall refer to the outstanding balance of the Regulatory
Asset at the beginning of the current year after giving effect to the reduction.

For example, if in 2006 the outstanding balance of the Regulatory Asset were to be reduced by
$500 million (after tax), then the principal amortization for 2006 and all successive years would be recalculated on the basis of the reduced remaining outstanding balance of $1,407.4 million, the same estimated tax-effected return on rate base of 13.110% as specified in Section B above, and a seven year remaining amortization period, as shown below:

(Figures in millions of dollars)							2004	2005	2006	2007	2008	2009	2010	2011	2012
Principal Balance, Beginning of Period							2,210.0	2,067.3	1,905.9	1,271.2	1,118.9	946.6	751.8	531.3	282.0
(Reduction in Principal)							0.0	0.0	(500.0)	0.0	0.0	0.0	0.0	0.0	0.0
(Principal Amortization)							(142.7)	(161.4)	(134.7)	(152.3)	(172.3)	(194.9)	(220.4)	(249.3)	(282.0)
Principal Balance, End of Period							2,067.3	1,905.9	1,271.2	1,118.9	946.6	751.8	531.3	282.0	(0.0)

E. Example of Calculation of Total Revenue Requirement

The total revenue requirement for the Regulatory Asset will include return, taxes on return, amortization, and taxes on amortization. The Company shall include its authorized factor for franchise fees and uncollectibles. Any property taxes attributable to the Regulatory asset shall also be included in the revenue requirement.
Changes in the annual revenue requirement shall be implemented by advice filing, subject to review by the CPUC Energy Division.

(Figures in millions of dollars)							2004	2005	2006	2007	2008	2009	2010	2011	2012
Return and Taxes on Average Balance							280.4	260.4	237.9	212.4	183.5	150.9	114.0	72.3	25.1
Amortization							142.7	161.4	182.6	206.5	233.6	264.2	298.8	338.0	382.3
Taxes On Amortization							98.1	111.0	125.6	142.0	160.6	181.7	205.5	232.5	262.9
Property Taxes (not estimated in example)
F&U (not estimated in example)
Total Revenue Requirement							521.2	532.8	546.0	560.9	577.7	596.8	618.3	642.7	670.3

APPENDIX B

                                                                          LIST OF PROCEEDINGS

A.00-05-002, -003, -004; -005; A.01-05-003, -009, -017, -018; A.02-05-002, -003, -005, -007, Annual Earnings Assessment Proceeding (AEAP) applications.

A.01-09-003, PG&E 2001 Annual Transition Cost Proceeding, Phase 1 cost recovery issues.

A.02-06-019, PG&E’s 2002 Attrition Proceeding.

A.99-03-039, Public Utilities Code Section 368(e) proceeding.

A.00-07-013, PG&E Electric Restructuring Cost Account application.

A.02-11-017 and A.02-09-005, PG&E 2003 General Rate Case applications.

APPENDIX C
OTHER PROCEEDINGS TO BE DISMISSED

Various market valuation applications under AB 1890, Public Utilities Code Section 367(b) in Docket Nos. A.99-09-053, A.00-05-029, -030, -031, -032, -033, -034, -035.

A.00-06-046, PG&E application to implement benefit sharing ratemaking for Diablo Canyon pursuant to CPUC Diablo Canyon restructuring decisions. (Probably superseded by D.02-04-016, URG decision.)

I.01-04-002, CPUC investigation into past holding company actions during energy crisis (but only as to past actions, not prospective matters).

                                                                            APPENDIX D
                                                                 CERTAIN APPLICATIONS

(a)                    Applications to Transfer Regulatory Assets filed with the FERC in Docket Nos. EC02-3 1, EL02-36, ES02-17, ER02-456, and ER02-455

(b)                    Applications to Transfer Hydro Assets filed with FERC in Project Nos. 77-116, 96-031, 137-031, 175-018, 178-015, 233-082, 606-020, 619-095, 803-055, 1061-056, 1121-058, 1333-037, 1354-029, 1403-042, 1962-039, 1988-030, 2105-087, 2106-039, 2107-012, 2130-030, 2155-022, 2310-120, 2467-016, 2661-016, 2687-022, 2735-071, 2118-006, 2281-005, 2479-003, 2678-001, 2781-004, 2784-001, 4851-004, 5536-001, 5828-003, 7009-004, and 10821-002.

(c)                    Applications for Certificates of Public Convenience and Necessity filed with FERC in Docket Nos. CP02-38, CP02-39, CP02-40, CP02-41, and CP02-42.

(d)                    License Transfer Application filed with the NRC in Docket Nos. 50-275-LT, and 50-323-LT.

(e)                    Filing with the SEC for Approval under the Public Utilities Holding Company Act of 1935 to create Electric Generation LLC, ETrans LLC, and GTrans LLC.

                                                                                   APPENDIX E
                                                         LAND CONSERVATION COMMITMENT

                                                                   STATEMENT OF PURPOSE

PG&E shall ensure that the Watershed Lands it owns and Carizzo Plains are conserved for a broad range of beneficial public values, including the protection of the natural habitat of fish, wildlife and plants, the preservation of open space, outdoor recreation by the general public, sustainable forestry, agricultural uses, and historic values.  PG&E will protect these beneficial public values associated with the Watershed Lands and Carizzo Plains from uses that would conflict with their conservation.  PG&E recognizes that such lands are important to maintaining the quality of life of local communities and all the people of California in many ways, and it is PG&E’s intention to protect and preserve the beneficial public values of these lands under the terms of any agreements concerning their future ownership or management.

PG&E Environmental Enhancement Corporation will develop a plan for protection of these lands for the benefit of the citizens of California.  Protecting such lands will  be accomplished through either (1) PG&E’s donation of conservation easements to one or more public agencies or qualified conservation organizations consistent with these objectives, or (2) PG&E’s donation of lands in fee to one or more public entities or qualified conservation organizations, whose ownership would be consistent with these conservation objectives.

                                                                                COMMITMENTS

1.         PG&E Shall Place Permanent Conservation Easements on or Donate Watershed Lands:  The Watershed Lands and Carizzo Plains shall (1) be subject to permanent conservation easements restricting development of the lands so as to protect and preserve their beneficial public values, and/or (2) be donated in fee simple to one or more public entities or qualified non-profit conservation organizations, whose ownership will ensure the protection of these beneficial public values.  PG&E will not be expected to make fee simple donations of Watershed Lands that contain PG&E’s hydroelectric project features.  In instances where PG&E has donated land in fee, some may be sold to private entities subject to conservation easements and others, without significant public interest value, may be sold to private entities with few or no restrictions.

The conservation easements shall provide for the preservation of land areas for the protection of the natural habitat of fish, wildlife and plants, the preservation of open space, outdoor recreation by the general public, sustainable forestry, agricultural uses, and historic values and, shall prevent any other uses that will significantly impair or interfere with those values.  Conservation easements on the Watershed Lands will include an express reservation of a right for continued operation and maintenance of hydroelectric facilities and associated water delivery facilities, including project replacements and improvements required to meet existing and future water delivery requirements for power generation and consumptive water use by existing users, compliance with any FERC license, FERC license renewal or other regulatory requirements. In addition, easements will honor existing agreements for economic uses, including consumptive water deliveries.  The conservation easements shall be donated to and managed by one or more non-profit conservation trustees, qualified conservation organizations or public agencies with the experience and expertise to fully and strictly implement the conservation easements.

2.         Process For Development of the Conservation Easements and Land Donation Plan: PG&E will work with PG&E Environmental Enhancement Corporation and the Commission in the development and implementation of the conservation easements and land donation plan.  PG&E Environmental Enhancement Corporation will recommend to PG&E (1) conservation objectives for the properties, including identification of conservation values, (2) criteria for ultimate disposition of the properties, (3) conservation easements guidelines, and (4) land disposition plans.

3.         Reporting Responsibilities:  PG&E Environmental Enhancement Corporation will prepare a report to the Commission within 18 months of the Effective Date describing the status of the conservation easement and land disposition plan.  PG&E Environmental Enhancement Corporation will make the report available to the public upon request.  Every two years following the first report, PG&E Environmental Enhancement Corporation will prepare a report to the Commission on the implementation of the conservation easement and land disposition plan.